EXHIBIT 99







                        VALUATION OF THE COMMON STOCK OF



                      VARSITY CLUBS OF AMERICA INCORPORATED



                                      AS OF



                                    JULY 1995




Prepared By:      Wesley E. Romberger







July 17, 1995

Board of Directors
C/O  Mr. Joseph P. Martori
Chairman
ILX Incorporated
2777 E. Camelback Road
Phoenix, Arizona 85016


In accordance with your authorization, we have completed an analysis to estimate the fair market value of 100% of the common stock of Varsity Clubs of America Incorporated (hereinafter referred to as "VCA" or the "Company") as of July 1995. The study was performed for use by the Board of Directors of ILX Incorporated ("ILX") in order to comply with Regulation 314(d) of the Trust Indenture Act of 1939. The transaction involves a public offering of $3,000,000 of Convertible Adjustable Secured bonds ("CAS") secured by the common stock of VCA.

Fair market value is defined as the price at which the property would change hands between a willing buyer and a willing seller, neither being under compulsion to buy or sell, and both having reasonable knowledge of relevant facts.

In determining fair market value, we considered generally accepted procedures for valuing nonpublicly-traded and closely-held companies. The application of these procedures indicates a fair market value of the common stock of VCA, as of July 1995, of $26,300,000, before consideration of the CAS bonds. .

This valuation was based on the premise that the company is and will continue to be operated as a going concern.

No member of The Mentor Group, Incorporated has any financial interest in ILX, VCA or the CAS bonds, the fee for the valuation report is not contingent upon the value reported. We have no responsibility to update this report for events and circumstances occurring after the date of this report.

In accordance with the terms of our engagement letter, this letter and accompanying report is to be utilized only as stated in the engagement letter dated July 12, 1995. This letter and accompanying report is not to be used, circulated, quoted or otherwise referred to in whole or in part for any other purpose or in any other document, except as stated in the Service Agreement attached to and made a part of the engagement letter.

We appreciate this opportunity to serve you.

Best regards,



The Mentor Group, Inc.
DRB:WER









                        VALUATION OF THE COMMON STOCK OF
                      VARSITY CLUBS OF AMERICA INCORPORATED

                                      AS OF

                                    JULY 1995

                                TABLE OF CONTENTS


SECTION                                                               PAGE
-------                                                               ----
Letter of Transmittal                                                  ii
Index of Schedules                                                      v

  1.0    Introduction                                                   1
  2.0    Executive Summary - Valuation Methodology                      3
  3.0             Underlying Assets Approach                            5
  4.0    Market Approach                                                6
  5.0    Income Approach                                                8
  6.0    Discount for Small Capitalization                             14
  7.0    Discount for Lack of Marketability                            14
  8.0    Premium for Control                                           15
  9.0    Conclusion of Value                                           16
 10.0    Schedules                                                     17




                        VALUATION OF THE COMMON STOCK OF
                      VARSITY CLUBS OF AMERICA INCORPORATED

                                      AS OF

                                    JULY 1995


                               INDEX OF SCHEDULES




                  Schedule A            Discounted Cash Flow Approach


                  Schedule B            Derivation of Discount Rate


                  Schedule C.1-C.4       Guideline Public Companies
                                          - Income Statements and Balance Sheets

                  Schedule D             Guideline Public Companies
                                          - Ratio Analysis

                  Schedule E             Guideline Public Companies
                                          - Market Multiple Analysis



1.0      INTRODUCTION

         The Mentor Group, Incorporated has been retained to estimate the fair market value of 100% of the common stock of Varsity Clubs of America Incorporated (hereinafter referred to as "VCA" or the "Company") as of July 1995. The study was performed for use by the Board of Directors of ILX Incorporated ("ILX") in order to comply with Regulation 314(d) of the Trust Indenture Act of 1939. The transaction involves a public offering of $3,000,000 of Convertible Adjustable Secured bonds ("CAS") secured by the common stock of VCA.

         Fair market value is defined as the price at which property would change hands between a willing buyer and willing seller, when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts.

         An established public market for the VCA stock does not exist. The relevant factors that were taken into consideration included the following:

                  1.   The history and nature of the business

                  2. The economic outlook of the United States and that of the specific industry

                  3. The book value of the Company's stock and the financial condition of the business

                  4.   The earnings capacity of the Company

                  5.   The dividend-paying capacity of the Company

                  6. Whether or not the enterprise has goodwill or other intangible value

                  7. Sales of the Company's stock and size of the block of stock to be valued

                  8. The market price of publicly-traded stock of corporations engaged in similar industries or lines of business.

         During the course of our investigation, discussions were held with the management of ILX, and the management of VCA, which provided the history and nature of the Company, its industry and prospects for the future.

         Financial analysis has been based upon VCA's internally prepared projected financial statements for the years ended December 31, 1995 to 1999. This information has been accepted as a reflection of overall business operations and conditions.

         In utilizing this financial information and following our discussions with VCA management, any adjustments to the financial information are incorporated in the notes of the discounted cash flow approach (Schedule A.1).


2.0      EXECUTIVE SUMMARY - VALUATION METHODOLOGY

         VCA has been valued as an ongoing business enterprise. The methods that are most commonly used to value a business are the Value of Underlying Assets or Cost Approach, the Market Approach, and the Income Approach.

         The  Underlying  Assets  Approach  assigns  fair  market  values to the subject company's tangible and intangible assets and restates shareholders' equity to account for the adjustments. A discussion is in
         Section 3.0.

         Under the Market Approach, stock sales of guideline publicly-traded companies or transactions involving the sale of similar entities are analyzed. This analysis is used to develop multiples of income statement and/or balance sheet statistics. Consideration is given to these multiples, especially in light of how the financial condition and operating performance of the subject company compares to each of the guideline companies. A presentation of the Market Approach is in
         Section 4.0.

         The Income Approach evaluates the present worth of the future economic benefits that accrue to the investor or owner of a business. Future cash flows are discounted to the present, or stabilized cash flows capitalized, at a rate of return that is commensurate with the inherent risk of the business. A presentation of the Income Approach is in
         Section 5.0. Market multiples and rates of return, used in the Market and Income Approaches, respectively, are determined from statistics on publicly-traded companies. Accordingly, the valuation process requires a comparative analysis of the subject company with these guideline publicly-traded companies. Although it is clear that no two companies are completely alike, it is possible to find publicly-traded companies that are engaged in the same or similar line of business and affected by similar economic and industry factors. Also, a stock investment in a guideline company could represent an alternative to investing in the subject company's stock.

         As part of our valuation study, the financial condition and operating performance of VCA was compared to each of the guideline companies selected. Financial statements for these companies, for the most recent 12 months closest to the valuation date, and for the most recent reported fiscal years, are presented in the accompanying Schedules C.1
         - C.4.

         In order to properly compare the subject company to its publicly-traded peers, certain adjustments were required. An adjustment was necessary to reflect the valuation of a position in this small nonpublicly-traded company versus a minority shareholding in a large publicly-traded company. This required a discount for the lack of marketability and a premium for control, which are further discussed in Sections 7.0 and 8.0.

         Additionally, in valuing the business enterprise by either the market or income approach, consideration was given to the quality and condition of the underlying assets. Those assets which produce goods or provide services must be in reasonably good condition. If not, the business enterprise value would be reduced to account for capital expenditures required to place these assets in an appropriate productive state. VCA has indicated that all operating assets necessary to the conduct of business are in place and in good operating condition.

         Similar assumptions are necessary regarding net working capital requirements. If, in the financial analysis, it is determined that VCA has a deficiency of working capital, the business enterprise value would be reduced by the amount of such deficiency (the actual net working capital of the firm subtracted from an assumed working capital). On the other hand, if the balance sheet and working capital are favorable (i.e. providing more than would be required for normal operations), this excess would be added to the business enterprise value. The same is true of valuable assets not employed in the normal business, such as excess land. In the instant case, working capital has been assessed as adequate and there are no assets on the Company's balance sheet which are not employed in the business.


3.0      UNDERLYING ASSET APPROACH

         As stated above, the underlying asset approach assigns fair market values to the company's tangible and intangible assets and restates shareholder's equity to account for the adjustments. However, the concept that a business interest is worth the value of its underlying assets may be misleading, especially in the case of a going-concern. This approach is more relevant to the extent that a significant portion of the assets are liquid (a holding company with a portfolio of marketable securities, for example) or to the extent that most of the value resides in property. Unless liquidation of the assets is a reasonable prospect, a substantial portion of VCA's value generally lies in its going concern value, predicated upon its ability to generate earnings in excess of the required return on its tangible assets. This is more accurately valued under the discounted cash flow approach. Accordingly, the underlying assets approach was not used in this valuation study.

 4.0     MARKET APPROACH

         Due to the start-up nature of VCA, the traditional application of the subject companies operating statistics to publicly-traded multiples was not appropriate. Start-up company operations involve inordinate funding of marketing, research, and overhead expenses when compared to established operations. However, the public company information can be utilized in this context to help form an impartial measure of the performance of VCA in its projected operations.

         The valuation process for a nonpublicly-traded business requires a comparative analysis of the subject company with publicly traded companies in the same industry or line of business in order to asses financial and operating strength relative to similar operations.

         Although it is clear that no two companies are completely alike, it is possible to find publicly traded companies that are engaged in the same or similar line of business. Also, a stock investment in the guideline companies could represent an alternative to investing in VCA. The guideline companies, as well as VCA, are all affected by similar economic and industry factors.

         A comprehensive list of companies in the timeshare industry, S.I.C. Code 6531, was reviewed. The following criteria were used to select companies for the comparative analysis:

                  1.  The company's business operations are similar to VCA's.

                  2. The company has been profitable and adequate financial data are available.

                  3. The company's stock is traded on an exchange, or in the over-the-counter market.

         Two companies, ILX Inc. (the parent company of VCA) and Fairfield Community Inc., met the above criteria.

         ILX offers a unique aspect to the valuation of VCA due to the fact that it is the publicly traded parent of VCA. Therefore, additional consideration was given to the operating results of ILX in conjunction with the projections of VCA. This consideration took into account the fact that ILX and VCA share overhead, management, and selling expenses. However, the VCA expenses were considered to reflect actual expenses if VCA was operated as a stand-alone entity.

         While it can be argued that VCA should be valued based solely on ILX's public value, this would not account for the unique risks and rewards that VCA would face as a stand-alone operation. Therefore, the operating results of the guideline companies were taken into consideration when assessing VCA's projections and company risks, but do not function as indicators of value.

5.0      INCOME APPROACH

         The income approach used to value the Company was the discounted cash flow technique. The underlying concept of this valuation method is that the purchase of a corporation is analogous to the making of an investment in an earnings generating asset. Accordingly, the value of any such investment is directly related to the amount of the earnings which can be generated by such property.

                       5.1 Discounted  Cash Flow

                       The discounted debt-free cash flow technique involves the discounting to present value, the projected cash flows (excluding interest expense) and a terminal value using a discount rate which is reflective of the risk in the investment (See Section 5.2 for discussion of the derivation of this rate).

                       The debt-free cash flow projections prepared by VCA for the years ended December 1995 through December 1999 were utilized. Cash flows are defined as debt-free net income plus depreciation less capital expenditures and changes in operating working capital.

                       The terminal value was determined by applying long term growth expectations to 1999 cash flow. This assumption is based on the Company continuing construction and sales of three buildings a year which results in stabilized cash flow in 1999. However, the long term growth could differ significantly if the construction schedule is altered.

                       The terminal value cash flow was based on the projected margins VCA expects to achieve over the period 1995 to 1999, adjusted for long term growth. Additionally, adjustments were made to the corporate overhead expenses to reflect VCA's limitation on management's bonuses. Capital expenditures and the amortization of construction costs were normalized at sustainable long term levels by 1999. The normalized long term sustainable debt-free cash flow was then capitalized at the discount rate, net of a long term rate of growth. The terminal value was then discounted to the present.

                       The sum of the resultant present values indicates the value of the total capital, from which debt is then deducted to arrive at the value of the capital stock. Since the CAS bonds are issued by the parent company ILX, the valuation of VCA did not include the value of the bonds at $3,000,000 as long term debt of VCA.

                  5.2  Derivation of Discount Rate

                       The Weighted Average Cost of Capital (WACC) provides an expected rate of return for a company based on the average debt structure of the guideline companies, current market yield on equity and the current market yield on long-term debt. These are combined in the weighted average cost of capital equation as follows.

                           Ra  =  E(Re) + D(Rd)(1-T)

                           Where:

                           Ra  =  weighted  average  return  required  on  total
                                  capitalization (expected return on net assets)

                           E   =  equity percentage of total capitalization

                           Re  = expected  return required on the equity portion
                                 of total capitalization

                           D   = long-term    debt    percentage    of     total
                                 capitalization Rd = rate of return required on the debt portion of total capitalization

                           T  = income taxes at an assumed  marginal tax bracket
                                of 39% for state and federal taxes

                       Return on Equity

                        In order to determine the current market yield requirement on equity, Re, the Capital Asset Pricing Model (CAPM) was applied.(1) The CAPM has been empirically tested and is a generally accepted model for estimating an investor's required return on equity. Hence, it estimates a company's cost of equity capital. The CAPM is represented by the following algebraic equation:

                           Re = Rf + (Rs) + B(Rp)

                           Where:

                           Re = expected return on equity capital Rf = risk free
                                return

                           B  = beta or  risk  coefficient  for  the  particular
                                investment

                           Rp = equity  risk  premium  expected  on  an  equity
                                investment n a diversified portfolio of common stocks
-------------
(1)  W.F. Sharpe, Investments (Prentice Hall: Englewood Cliffs, New Jersey 1978)


                       Due to the long-term holding period assumption in the valuation, the risk-free rate is considered commensurate with the average yield on long-term U.S. Treasury Bonds. Treasury Bond yields are "risk-free". That is, if they are held to maturity, default risk is assumed to be negligible. As of the valuation date, this yield was 6.54%.

                       The equity risk premium is the expected return in excess of the risk-free rate which investors require for investing in stocks. As of the valuation date, the equity risk premium was 10.33%. An addition risk premium is added to the equity risk premium to reflect the additional risk associated with smaller capitalization stocks. Based on industry research, this additional risk premium would be 6.53% in rounded numbers, given the potential market capitalization of VCA.

                       Beta is indicative of the risk of investments in companies similar to VCA, as compared to the risk associated with equity investments in a diversified portfolio of common stocks. A diversified portfolio has a beta of 1.0. The median beta for companies similar to VCA was .80 based on an analysis of published statistics for guideline companies with a range of 1.35 to 032. The beta associated with ILX was utilized for VCA due to similar operations. FFCI's beta was considered but not utilized due to recent financial distress.

                       Company specific risk is also incorporated in the expected return on equity, which accounts for the additional risk factors an investor would have to bear in this investment. These risks included lack of product diversification, lack of national market shares (increased risk), and depth of management (reduced risk).

                       Substitution of the risk free return and equity risk premium, beta into the CAPM equation results in a market yield on equity capital (Re) of 33.8%.

                       Return on Debt

                       The interest yield on long-term debt (Rd) was assumed to approximate the cost of debt (construction and business loans) for small timeshare firms. Thus, a rate of 13.0% was utilized.

                       Capital Structure

                       The proportion of debt financing and equity financing is an important component of the Weighted Average Cost of Capital (WACC) calculation. We have calculated the optimal industry capital structure as an average of the capital structures of the comparable companies. The optimal capital structure was estimated to be 75.0% equity and 25.0% debt. This optimal capital structure was then applied to the weighted returns on equity and debt to arrive at the estimated WACC (rounded) of 27.3% (Schedule B).

                   5.3 Capitalization Rate The capitalization rate utilized in the terminal year was derived utilizing the constant growth model. In this model, the capitalized rate equals the discount rate less the expected long-term growth rate. In our valuation analysis, we assumed a long-term growth rate of 3.0%, the estimated rate of long term inflation(2). This growth was subtracted from the discount rate to arrive at an estimated capitalization rate of 24.3% in round numbers. -------------- (2) Per Wharton Econometric Group (WEFA)



6.0      DISCOUNT FOR SMALL CAPITALIZATION

         The aggregate market value of the common stock of certain of the guideline publicly-traded corporations is greater than VCA. In general, larger corporation's stock have been found to trade at a higher price ratio than smaller corporation's stock. This reflects the larger corporations' access to capital markets, depth of management, sophistication of business and solid market shares with often strong public identities. This issue has been addressed in the Income Approach by the incorporation of a small stock premium into the discount rate calculation.

7.0      DISCOUNT FOR LACK OF MARKETABILITY

         A major difference between VCA shares and those of the guideline public companies is their lack of marketability. Since investors prefer liquidity, a discount for lack of marketability must be applied to the indicated value of equity when applying public company data.

          Various studies on discounts related to the cost of going public ("flotation costs") have been published(3). These studies indicate that discounts from registered freely-traded shares generally range from 3% to 15% based on the size of the issue.

         Based on capital structure, relative size of the issue and ILX's access to capital markets, no lack of marketability discount is indicated for the valuation.

--------------

(3)  Cost  of  Flotation  of  Registered  Issues,  1971-72.   Washington,  D.C.,
     Securities and Exchange Commission, 1974, page 9. This study is the most curent version and is considered to be the most authoritative available.



8.0      PREMIUM FOR CONTROL

         In the application of the income approach, an issue that must be addressed is the additional value inherent in a controlling interest in the Company. As contrasted to a minority interest, the controlling interest has the ability to alter the firm's capital structure, liquidate all or part of the company, elect directors, and declare dividends, as well as other rights and privileges.

         Extensive studies have been undertaken and published on control premiums. During 1994, the average premium for the equity of all companies was 38.0%, with median premiums of approximately 35%.(4)

--------------
(4)  Mergerstat Review -- 1994, W.T. Grimm and Associates. c1994.


         The components of the premium for control are arguably divided between the rights and privileges that control provides and the ability of the controlling shareholder to effect operating efficiency. Moreover, control premiums in recent years have decreased materially due to the unavailability of debt financing to effect the purchases of companies. Based upon the review of the projections and the level of associated expenditures, the projections reflect both a minority and control position utilization of the cash flows. Given the foregoing, no control premium was applied to the indicated interest share value of the Company.

9.0      CONCLUSION OF VALUE

         In determining the fair market value of the common stock of VCA, the following indicators of value were computed.

             Underlying Assets Approach                          Not Appropriate

             Public Company Market Approach:                     Not Appropriate

             Discounted Cash Flow Approach                       $26,300,000

         Accordingly, based upon our analysis of the foregoing factors and value indicators, and our general understanding of the Company and its industry, we estimate that the fair market value of 100% of the common stock of Varsity Clubs of America, as of July 1995, is the rounded amount of $26,300,000, before consideration of the CAS bonds.



                                    SCHEDULES



                                   SCHEDULE A

                      VARSITY CLUBS OF AMERICA INCORPORATED
                   VALUATION OF CAPITAL STOCK AS OF JULY 1995
                         DISCOUNTED CASH FLOW APPROACH


                          SIX MONTHS                                                                                        TERMINAL
                             1995             1996                 1997               1998                 1999              VALUE
                          ----------         ----------          ----------         -----------         ----------          --------

NET TIMESHARE
  REVENUES(1)             8,061,282         39,774,171          66,045,651          74,200,926          77,889,933

COST OF SALES
  COST OF TIMESHARES(2)   1,778,670  22.1%   8,999,076  22.6%   15,093,820   22.9%  17,083,941  23.0%   18,004,371  23.1%
  COMMISSIONS             1,370,418  17.0%   6,761,609  17.0%   11,227,761   17.0%  12,614,157  17.0%   13,241,289  17.0%
  CLOSING COSTS             225,600   2.8%   1,188,480   3.0%    2,129,280    3.2%   2,436,480   3.3%    2,578,560   3.3%
  PROVISIONS FOR
    DOUBTFUL ACCOUNTS       483,677   6.0%   2,386,450   6.0%    3,962,739    6.0%   4,452,056   6.0%   4,673,396   6.0%
                         ----------         ----------          ----------         -----------         ----------
TOTAL COST OF SALES       3,858,365  47.9%  19,335,615  48.6%   32,413,600  49.1%  36,586,634  49.3%   38,497,616  49.4%

GROSS PROFIT              4,202,917  52.1%  20,438,556  51.4%   33,632,051  50.9%  37,614,292  50.7%   39,392,317  50.6%

S G & A
  CORPORATE OVERHEAD(3)     450,000   5.6%     950,000   2.4%    1,200,000   1.8%   2,000,000   2.7%    2,100,000   2.7%
  SALES/PROCUREMENT
    COSTS                 1,410,000  17.5%   7,428,000  18.7%   13,308,000  20.1%  15,228,000  20.5%   16,116,000  20.7%
  SALARIES                  134,623   1.7%     664,229   1.7%    1,102,962   1.7%   1,239,155   1.7%    1,300,762   1.7%
  GENERAL AND ADMIN.        176,542   2.2%     871,054   2.2%    1,446,400   2.2%   1,625,000   2.2%    1,705,790   2.2%
                         ----------         ----------          ----------         -----------         ----------
TOTAL S G & A             2,171,165  26.9%   9,913,283  24.9%   17,057,362  25.8%  20,092,156  27.1%   21,222,551  27.2%

OPERATING INCOME
  TIMESHARES              2,031,751  25.2%  10,525,273  26.5%   16,574,689  25.1%  17,522,137  23.6%   18,169,766  23.3%
OPERATING INCOME
  RESORT(4)                       0            310,630           1,151,214          1,824,603           2,420,625
                         ----------         ----------          ----------         -----------         ----------
EARNINGS BEFORE
  INTEREST AND TAX        2,031,751  25.2%  10,835,903  27.2%   17,725,903  26.8%  19,346,740  26.1%   20,590,391  26.4%
INCOME TAXES(5)    39%      792,383   9.8%   4,226,002  10.6%    6,913,102  10.5%   7,545,228  10.2%    8,030,252  10.3%
                          ----------         ----------         -----------        -----------         ----------

DEBT-FREE NET INCOME      1,239,368  15.4%   6,609,901  16.6%   10,812,801  16.4%  11,801,511  15.9%   12,560,138  16.1%

PLUS NONCASH
  EXPENSES(6)             1,778,670          8,999,076          15,093,820         17,083,941          18,004,371
LESS CHANGES IN
  WORKING CAPITAL(7)       (838,936)        (2,219,001)         (3,486,532)        (3,664,518)         (3,664,518)
LESS CAPITAL
  EXPENDITURES
  FOR TIMESHARES         (4,950,000)       (18,000,000)        (18,000,000)       (18,000,000)        (18,000,000)
                         ----------         ----------          ----------         -----------         ----------
CASH FLOW                (2,770,897)-34.4%  (4,610,025)-11.6%    4,420,089   6.7%   7,220,934   9.7%    8,899,992  11.4%

PRINCIPAL ACQUISITION
  OF CONSTRUCTION
  LOANS                   4,950,000         18,000,000          18,000,000         18,000,000          18,000,000
PRINCIPAL REPAYMENTS OF
  CONSTRUCTION LOANS(8)  (1,778,670)        (8,999,076)        (15,093,820)       (17,083,941)        (18,004,371)
                         ----------         ----------          ----------         -----------         ----------

DEBT FREE CASH FLOW         400,432  5.0%    4,390,899  11.0%    7,326,268  11.1%   8,136,994  11.0%    8,895,621  11.4%
DISCOUNT PERIOD                 0.5                1.5                 2.5                3.5                 4.5
DISCOUNT RATE(9)   27.3%
TERMINAL VALUE(10)                                                                                                        36,607,493
DISCOUNT FACTORS             0.8863             0.6962              0.5469             0.4296              0.3375            0.3375

PRESENT VALUE OF
  PERIODIC CASH FLOW        354,907          3,057,109           4,006,931          3,495,945           3,002,261
PRESENT VALUE OF
  TERMINAL VALUE                                                                                                          12,354,984
INDICATED VALUE OF
  EQUITY SECURITY        26,272,136

         ROUNDED        $26,300,000
                        ===========


                                  SCHEDULE A.1
                      VARSITY CLUBS OF AMERICA INCORPORATED
                   VALUATION OF CAPITAL STOCK AS OF JULY 1995
                     NOTES ON DISCOUNTED CASH FLOW APPROACH



1.     PER  ILX'S  MANAGEMENT.  ASSUMES  BUILDING  THREE  LOCATIONS  A  YEAR

2.     MANAGEMENT'S   PROJECTIONS  ADJUSTED  TO  REFLECT  INDUSTRY  PRACTICE  OF
       ACCELERATED  RECOVERY OF CONSTRUCTION  COSTS

3.     MANAGEMENT'S  PROJECTIONS  ADJUSTED TO ACCOUNT  FOR CAPPING OF  EXECUTIVE
       BONUS

4.     BASED ON  MANAGEMENT'S  PROJECTIONS  OF  EXCESS  ROOMS AT THE  FOLLOWING:
          AVERAGE 78% OCCUPANCY
          AVERAGE ROOM RATE $80
          EARNINGS BEFORE INTEREST AND TAX OF APPROXIMATELY  26% OF REVENUES

5.     ASSUMES TOP MARGINAL  FEDERAL AND STATE INCOME RATES

6.     AMORTIZATION OF CONSTRUCTION COSTS

7.     REFLECTS WORKING CASH INCREASES AND SPREAD ON NOTES RECEIVABLE

8.     REFLECTS  MATCHED  RECOVERY OF LOANS TO AMORTIZED COST OF CONSTRUCTION

9.     WEIGHTED  AVERAGE  COST OF CAPITAL.  SEE  SCHEDULE B

10.    1999 CASH FLOW / (DISCOUNT RATE LESS LONG-TERM GROWTH (11))

11.    LONG TERM GROWTH IN CASH FLOW AT INFLATION OF 3%





                                   SCHEDULE B
                     VARSITY CLUBS OF AMERICA INCORPORATED
                   VALUATION OF CAPITAL STOCK AS OF JULY 1995
                        DERIVATION OF THE DISCOUNT RATE



RISK-FREE RETURN = LONG TERM U.S. GOVT BOND RATE                   6.54%  (1)
LONG-TERM EQUITY RISK PREMIUM                                     10.33%  (2)
SMALL STOCK PREMIUM                                                6.53%  (2)
SPECIFIC COMPANY RISK                                              4.00%  (3)
EXPECTED REQUIRED RETURN ON DEBT FOR SUBJECT COMPANY              13.00%
EXPECTED SUBJECT COMPANY LONG-TERM DEBT AS % OF EQUITY            33.00%
EXPECTED SUBJECT COMPANY LONG-TERM DEBT AS A % OF
                              TOTAL CAPITALIZATION                25.00%
ASSUMED COMBINED FEDERAL & STATE EFFECTIVE TAX RATE               39.00%


                                                                EXPECTED        WEIGHTED
                                DEBT AS A %                     RETURN ON       AVERAGE
GUIDELINE       LEVERED         OF MARKET       UNLEVERED       EQUITY          COST OF
CORPORATIONS     BETA            EQUITY          BETA           CAPITAL         CAPITAL
------------    -------         -----------     ----------      ---------       --------

                  (4)                             (A)             (C)             (D)

ILEX             1.61            31.8%           1.35
FFCI             0.67           182.2%           0.32


MEDIAN                          107.0%           1.35   (5)
---------------------------------------------------------------------------------------
VCA              1.62 (B)       33.00%                           33.80%         27.33%
---------------------------------------------------------------------------------------

                                                ROUNDED           33.80%        27.30%
---------------------------------------------------------------------------------------


COMPUTATIONAL NOTES:

(A)    BETA  UNLEVERED = BETA  LEVERED/(1  + (BOOK  DEBT/MKT  EQUITY) x (1 - TAX
       RATE))

(B) BETA LEVERED (SUBJECT) = BETA UNLEVERED x (1 + (SUBJECT BOOK DEBT/MKT EQUITY) x (1 - TAX RATE)

(C)    CAPITAL ASSET PRICING MODEL:

       RETURN ON EQUITY = RISK-FREE RETURN + [SMALL STOCK PREMIUM + SPECIFIC COMPANY RISK] + [ LEVERED BETA x L-T EQUITY RISK PREMIUM ]

(D)    WEIGHTED AVERAGE COST OF CAPITAL (AFTER-TAX):

       EXPECTED RETURN ON EQUITY x SUBJECT EQUITY AS A % OF CAPITALIZATION + EXPECTED RETURN ON DEBT x (1 - TAX RATE) x SUBJECT DEBT AS A % OF CAPITALIZATION

SOURCE OF DATA:

(1)    30 YEAR T-BOND YEILDS

(2) PER STOCKS, BONDS, BILLS, AND INFLATION 1995 YEARBOOK - IBBOTSON ASSOCIATES, TABLE 7-6 P. 135.

(3)    SPECIFIC COMPANY RISK WAS BASED ON THE FOLLOWING  FACTORS RELATING TO THE
       SUBJECT:
               LACK OF PRODUCT  DIVERSIF          3%
               DEPTH OF  MANAGEMENT              -2%
               LACK OF NATIONAL MARKET            3%
                                             --------
               TOTAL                              4%
                                             ========

(4) CALCULATED AS THE COVARIANCE OF THE STOCK TO THE S&P 500 / STANDARD DEVIATION OF THE S&P 500^2 OVER THE PERIOD THE STOCK WAS PUBLICLY TRADED BASED ON MONTHLY CLOSING PRICES.

(5) ILEX UNLEVERED BETA SELECTED BASED ON SIMILAR FINANCIAL CHARACTERISTICS OF STOCKS.

                                  SCHEDULE C.1
                      VARSITY CLUBS OF AMERICA INCORPORATED
                   VALUATION OF CAPITAL STOCK AS OF JULY 1995
         GUIDELINE PUBLIC COMPANIES - INCOME STATEMENTS AND MARKET DATA

TICKER:                  ILEX
COMPANY NAME:            ILX INC

BUSINESS DESCRIPTION                                                                ZACKS EARNINGS ESTIMATES***      FY2
----------------------------------------------------------------
DEVELOPS, OPERATES, MARKETS AND FINANCES OWNERSHIP INTERESTS IN                      EPS
RESORT PROPERTIES; AND MARKETS AND SELLS SKIN AND HAIR CARE                          PE
PRODUCTS.                                                                            Long Term Growth
----------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

     INCOME STATEMENTS                          12MM                               FISCAL YEAR END
        ($ MILLIONS)                          --------   ---------------------------------------------------------------------------
                                     Mar-95       %   Dec-94           Dec-93         Dec-92            Dec-91         Dec-90

Sales                               $30.453  100.0%  $29.951 100.0%   20.459 100.0%  $18.857  100.0%   $6.096 100.0%  $2.353  100.0%
  Cost of Goods Sold                 15.442   50.7%   15.295  51.1%   11.730  57.3%   16.298   86.4%    6.076  99.7%   0.969   41.2%
                                    -------  ------  ------- ------   ------ ------  -------  ------   ------ ------  ------  ------

Gross Profit                         15.011   49.3%   14.656  48.9%    8.729  42.7%    2.559   13.6%    0.020   0.3%   1.384   58.8%
     SG&A                            10.209   33.5%   9.540   31.9%    5.346  26.1%    0.000    0.0%    0.000   0.0%    2.037  86.6%
                                    -------  ------  ------- ------   ------ ------  -------  ------   ------ ------  ------  ------
Operating Income Before
  Depreciation and Taxes
  (EBITDA)                            4.802    15.8%  5.116   17.1%    3.383  16.5%    2.559   13.6%    0.020   0.3%  (0.653) -27.8%
     Depreciation                     1.138     3.7%  1.062    3.5%    0.353   1.7%    0.271    1.4%    0.113   1.9%   0.031    1.3%
                                     -------  ------  ------- ------   ------ ------  -------  ------   ------ ------  ------ ------
Earnings Before Interest
  and Taxes (EBIT)                    3.664    12.0%  4.054   13.5%    3.030  14.8%    2.288   12.1%   (0.093) -1.5%  (0.684) -29.1%
     Interest Expense                 0.706     2.3%  0.666    2.2%    0.599   2.9%    0.643    3.4%    0.474   7.8%   0.395   16.8%
                                    -------  ------  ------- ------   ------ ------  -------  ------   ------ ------  ------  ------
Operating Pretax Income               2.958     9.7%  3.388   11.3%    2.431  11.9%    1.645    8.7%   (0.567) -9.3%  (1.079  -45.9%
     Non Operating Income/Expense     0.447     1.5%  0.403    1.3%    0.360   1.8%    0.169    0.9%   0.187    3.1%   0.136    5.8%
     Special Items                    0.000     0.0%  0.000    0.0%    0.000   0.0%    0.000    0.0%    0.058   1.0%  (0.659  -28.0%
                                    -------  ------  ------- ------   ------ ------  -------  ------   ------ ------  ------  ------

Pretax Income                         3.405    11.2%  3.791   12.7%    2.791  13.6%    1.814    9.6%   (0.322) -5.3%  (1.602) -68.1%
     Income Taxes                     0.113     0.4% (0.016)  -0.1%   (0.100) -0.5%   (0.100)  -0.5%   0.000    0.0%   0.000    0.0%
     Minority Interest                1.265     4.2%  1.440    4.8%    0.815   4.0%    0.588    3.1%   (0.015) -0.2%   0.000    0.0%
                                    -------  ------  ------- ------   ------ ------  -------  ------   ------ ------  ------  ------
Net Income Before Adjustments         2.027     6.7%  2.367    7.9%    2.076  10.1%    1.326    7.0%   (0.307) -5.0%  (1.602  -68.1%
     Extraordinary Items              0.000     0.0%  0.000    0.0%    0.000   0.0%    0.000    0.0%    0.000   0.0%   0.000    0.0%
     Discontinued Operations          0.000     0.0%  0.000    0.0%    0.000   0.0%    0.000    0.0%    0.000   0.0%   0.000    0.0%
                                    -------  ------  ------- ------   ------ ------  -------  ------   ------ ------  ------  ------

Net Income                           $2.027     6.7% $2.367     7.9% $2.076    10.1% $1.326     7.0%  ($0.307) -5.0% ($1.602) -68.1%
                                    =======  ======  =======  =====  ======  ======  =======  ======  ======= ====== ======== ======


-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------


   PRICE PER SHARE & BETA AT:        Mar-95           Dec-94          Dec-93          Dec-92            Dec-91        Dec-90
                                    -------           ------          ------          ------            ------        ------

Price Per Share on  11-Jul-95         $2.00           $1.130          $1.530          $0.690            $0.630        $0.060
Common Shares Outstanding            12.407           12.405          12.084          11.268            10.973         6.195
Market Capitalization               $24.814          $13.956         $18.501          $7.741            $6.858        $0.384
Preferred Stock                      $1.557           $1.649          $1.673          $0.834            $1.100        $0.000
Current Beta                           1.61
Debt - LT + ST                       $7.889           $6.882          $5.409          $4.865            $5.577        $2.551
Debt as a Percentage of MVIC         23.00%           30.60%          21.14%          36.20%            41.20%        86.91%
Market Value of Invested
  Capital (MVIC)                     $34.260         $22.487         $25.583         $13.440           $13.535         $2.935


NOTES
-----
1)  ALL DATA OBTAINED FROM COMPUSTAT DATABASE UNLESS OTHERWISE NOTED.
2)  BUSINESS DESCRIPTION OBTAINED FROM MOODY'S DATABASE.


------------------------------------------------------------------------------------------------------------------------------------


                                  SCHEDULE C.2
                     VARSITY CLUBS OF AMERICA INCORPORATED
                   VALUATION OF CAPITAL STOCK AS OF JULY 1995
                  GUIDELINE PUBLIC COMPANIES - BALANCE SHEETS

TICKER:                            ILEX
COMPANY NAME:                      ILX INC
------------------------------------------------------------------------------------------------------------------------------------
     BALANCE SHEETS                12MM                                        FISCAL YEAR END
     ($ MILLIONS)                 ---------      ----------------------------------------------------------------------------------
                                   Mar-95           Dec-94           Dec-93          Dec-92         Dec-91           Dec-90

Cash & Equivalents                 $2.736    9.0%   $3.636   12.7%   $2.060   8.3%   $0.716    4.5%  $0.363    2.4%   $0.173    3.1%
Net Receivables                     7.504   24.8%    6.751   23.6%    6.672  26.8%    3.686   23.4%   1.956   13.0%    1.563   28.3%
Inventories                        14.518   47.9%   12.816   44.8%   12.863  51.6%    9.798   62.2%  11.182   74.4%    2.559   46.3%
Other Current Assets                    0    0.0%        0    0.0%        0   0.0%        0    0.0%       0    0.0%        0    0.0%
                                  -------  ------  -------  ------  ------- ------  -------  ------ -------  ------  -------  ------
Total Current Assets               24.758   81.7%   23.203   81.1%   21.595  86.7%     14.2   90.2%  13.501   89.8%    4.295   77.7%
    Gross Plant, Property &
      Equipment                              0.0%    1.807    6.3%           0.0%             0.0%             0.0%             0.0%
    Accumulated Depreciation                 0.0%             0.37            1.3%             0.0%             0.0%            0.0%
Net Plant, Property & Equipment     1.397    4.6%    1.437    5.0%            0.0%             0.0%             0.0%    0.05    0.9%
Other Assets                        4.135   13.7%    3.982   13.9%    3.312  13.3%    1.548    9.8%   1.526    10.2%   1.184   21.4%
                                  -------  ------  -------  ------  ------- ------  -------  ------ -------  ------  -------  ------

TOTAL ASSETS                      $30.290  100.0%  $28.622  100.0%  $24.907 100.0%  $15.748  100.0% $15.027   100.0%  $5.529  100.0%
                                  =======  ======  =======  ======  ======= ======  =======  ====== =======  ======  =======  ======


Debt in Current Liabilities       $0.000     0.0%   $3.237   11.3%  $2.009    8.1%   $1.658   10.5%  $1.328     8.8%  $2.042   36.9%
Accounts Payable                   2.197     7.3%    1.582    5.5%   1.800    7.2%    0.719    4.6%   0.926     6.2%   0.411    7.4%
Other Current Liabilities              0     0.0%        0    0.0%       0    0.0%        0    0.0%       0     0.0%       0    0.0%

                                  -------  ------  -------  ------  ------- ------  -------  ------ -------  ------  -------  ------
Total Current Liabilities          2.197     7.3%    4.819   16.8%   3.809   15.3%    2.377   15.1%   2.254    15.0%   2.453   44.4%
Long Term Debt                     7.889    26.0%    3.645   12.7%   3.400   13.7%    3.207   20.4%   4.249    28.3%   0.509    9.2%
Other Liabilities                  6.738    22.2%    6.982   24.4%   7.157   28.7%    3.686   23.4%   3.428    22.8%   1.005   18.2%
                                  -------  ------  -------  ------  ------- ------  -------  ------ -------  ------  -------  ------

TOTAL LIABILITIES                 16.824    55.5%   15.446   54.0%  14.366   57.7%    9.27    58.9%   9.931    66.1%   3.967   71.7%

Preferred Stock                    1.557     5.1%    1.649    5.8%   1.673    6.7%    0.834    5.3%   1.100     7.3%       0    0.0%
Common Stock                       8.976    29.6%    8.973   31.4%   8.681   34.9%    7.533   47.8%   7.241    48.2%     4.5   81.4%
Capital Surplus                    0.030     0.1%    0.030    0.1%   0.030    0.1%    0.030    0.2%       0     0.0%       0    0.0%
Retained Earnings                  2.903     9.6%    2.524    8.8%   0.157    0.6%   (1.919) -12.2%  (3.245)  -21.6%  (2.938) -53.1%
Less: Treasury Stock                   0     0.0%        0    0.0%       0    0.0%        0    0.0%       0     0.0%       0    0.0%
                                  -------  ------  -------  ------  ------- ------  -------  ------ -------  ------  -------  ------

TOTAL EQUITY                      13.466    44.5%   13.176   46.0%  10.541   42.3%    6.478   41.1%   5.096    33.9%   1.562   28.3%
                                  -------  ------  -------  ------  ------- ------  -------  ------ -------  ------  -------  ------
TOTAL LIABILITIES
  & EQUITY                       $30.290   100.0%  $28.622  100.0% $24.907  100.0%  $15.748  100.0% $15.027   100.0%  $5.529  100.0%
                                 =======  ======  =======  ======  =======  ======  =======  ====== =======   ======  ======  ======


NOTES
1)  ALL DATA OBTAINED FROM COMPUSTAT DATABASE UNLESS OTHERWISE NOTED.


                                  SCHEDULE C.3
                      VARSITY CLUBS OF AMERICA INCORPORATED
                   VALUATION OF CAPITAL STOCK AS OF JULY 1995
         GUIDELINE PUBLIC COMPANIES - INCOME STATEMENTS AND MARKET DATA

TICKER:         FFCI
COMPANY NAME:   FAIRFIELD COMMUNITIES INC

BUSINESS DESCRIPTION                                                                  ZACKS EARNINGS ESTIMATES***
HOLDING COMPANY WITH SUBSIDIARIES WHICH DEVELOP, CONSTRUCT,                      EPS
MARKET AND OPERATE RESORTS AND HOME DEVELOPMENT PROJECTS; AND                    PE
SELL FURNISHED VACATION INTERVALS, HOMES AND CONDOMINIUMS.                       Long Term Growth

                                                                                 Covariance
------------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENTS             12MM                                     FISCAL YEAR END
                              ----      --------------------------------------------------------------------------------------------
($ MILLIONS)                 Mar-95       %   Dec-94           Dec-93            Dec-92           Dec-91            Dec-90

Sales                       $115.722 100.0%  $110.220 100.0%  $108.728 100.0%  $113.596  100.0%   $131.959  100.0%  $197.127  100.0%
  Cost of Goods Sold          96.379  83.3%    88.822  80.6%    73.021  67.2%    73.650   64.8%    114.375   86.7%   164.093   83.2%
                            -------- ------  -------- ------  -------- ------  --------  ------   --------  ------  --------  ------

Gross Profit                  19.343  16.7%    21.398  19.4%    35.707  32.8%    39.946   35.2%     17.584   13.3%    33.034   16.8%
  SG&A                         0.000   0.0%     0.000   0.0%     0.000   0.0%     0.000    0.0%      0.000    0.0%     0.000    0.0%
                            -------- ------  -------- ------  -------- ------  --------  ------   --------  ------  --------  ------
Operating Income Before
  Depreciation and Taxes      19.343  16.7%    21.398  19.4%    35.707  32.8%    39.946   35.2%     17.584   13.3%    33.034   16.8%
    Depreciation               0.977   0.8%     0.923   0.8%     1.453   1.3%     1.379    1.2%      2.881    2.2%     3.501    1.8%
                            -------- ------  -------- ------  -------- ------  --------  ------   --------  ------  --------  ------
Earnings Before Interest
  and Taxes (EBIT)            18.366  15.9%    20.475  18.6%    34.254  31.5%    38.567   34.0%     14.703   11.1%    29.533   15.0%
    Interest Expense(3)        9.714   8.4%    10.528   9.6%    24.927  22.9%    35.780   31.5%     27.201   20.6%    38.197   19.4%
                            -------- ------  -------- ------  -------- ------  --------  ------   --------  ------  --------  ------
Operating Pretax Income        8.652   7.5%     9.947   9.0%     9.327   8.6%     2.787   2.5%    (12.498)   -9.5%    (8.664)  -4.4%
    Non Operating
     Income/Expense            0.000   0.0%     0.000   0.0%     0.000   0.0%     0.000    0.0%      0.618    0.5%     3.945    2.0%
    Special Items              5.200   4.5%     5.200   4.7%     1.000   0.9%  (14.010)  -12.3%    (19.884) -15.1%   (54.182) -27.5%
                            -------- ------  -------- ------  -------- ------  --------  ------   --------  ------  --------  ------
Pretax Income                 13.852    12.0%  15.147  13.7%    10.327   9.5%  (11.223)   -9.9%    (31.764) -24.1%   (58.901) -29.9%
    Income Taxes               2.509     2.2%   2.878   2.6%     3.157   2.9%    0.812     0.7%      0.481    0.4%     0.740    0.4%
    Minority Interest          0.000     0.0%   0.000   0.0%     0.000   0.0%    0.000     0.0%      0.913    0.7%     2.062    1.0%
                            -------- ------  -------- ------  -------- ------  --------  ------   --------  ------  --------  ------
Net Income Before Adjustments 11.343     9.8%  12.269  11.1%     7.170   6.6%  (12.035)  -10.6%    (33.158) -25.1%   (61.703) -31.3%
    Extraordinary Items        0.000     0.0%   0.000   0.0%     0.000   0.0%  125.895   110.8%      0.378    0.3%     0.000    0.0%
    Discontinued Operations    0.000     0.0%   0.000   0.0%     0.000   0.0%   (6.538)   -5.8%    (2.494)  -1.9%   (26.756) -13.6%
                            -------- ------  -------- ------  -------- ------  --------  ------   --------  ------  --------  ------

Net Income                   $11.343     9.8% $12.269  11.1%    $7.170   6.6% $107.322    94.5%   ($35.274) -26.7%  ($88.459) -44.9%
                            ========    ===== ======= ======  ======== ======  ========  ======  ========== ======  ========= ======


PRICE PER SHARE & BETA AT:    Mar-95          Dec-94           Dec-93          Dec-92              Dec-91            Dec-90
-------------------------     ------          ------           ------          ------              ------            ------
Price Per Share on 11-Jul-95   $5.69            $5.50            $4.50           $0.34               $0.41             $0.28
Common Shares Outstanding      9.965           12.359            9.565           1.425              10.889            10.901
Market Capitalization        $56.681          $67.975          $43.043          $0.490              $4.421            $3.063
Preferred Stock               $0.000           $0.000           $0.000          $0.000              $0.000            $0.000
Current Beta                    0.67
Debt ( LT + ST)              103.292         $111.943         $127.351        $182.302            $133.513          $156.085
Debt as a Percentage
  of MVIC                      64.6%            62.2%            74.7%           99.7%               96.8%             98.1%
Market Value of

  Invested Capital (MVIC)   $159.973         $179.918         $170.394        $182.792            $137.934          $159.148


NOTES
1)  ALL DATA OBTAINED FROM COMPUSTAT DATABASE UNLESS OTHERWISE NOTED.
2)  BUSINESS DESCRIPTION OBTAINED FROM MOODY'S DATABASE.
3)  INTEREST EXPENSE ESTIMATED FOR 3/95 BY 12/94 INTEREST TO DEBT




                                  SCHEDULE C.4
                      VARSITY CLUBS OF AMERICA INCORPORATED
                   VALUATION OF CAPITAL STOCK AS OF JULY 1995
                   GUIDELINE PUBLIC COMPANIES - BALANCE SHEETS

TICKER:         FFCI
COMPANY NAME:   FAIRFIELD COMMUNITIES INC

BALANCE SHEETS                  12MM                                    FISCAL YEAR END
                                ----      ------------------------------------------------------------------------------------------
($ MILLIONS)                   Mar-95       %   Dec-94            Dec-93           Dec-92          Dec-91           Dec-90
Cash & Equivalents            $22.874  10.6%   $23.148  10.30%   $4.475   1.8%   $62.411  10.6%   $46.279    6.0%   $44.338     5.1%
Net Receivables               132.196  61.1%   137.124  61.20%  165.575  65.0%   378.037  64.2%   450.031   58.4%   495.478    56.7%
Inventories                    32.748  15.1%    31.802  14.20%   34.607  13.6%    51.504   8.7%    67.532    8.8%    68.981     7.9%
Other Current Assets            0.000   0.0%     0.000   0.00%    0.000   0.0%     0.000   0.0%     0.000    0.0%     0.000     0.0%
                              -------- ------  -------- ------- -------- ------  -------- ------  -------  ------   --------  ------

Total Current Assets          187.818  86.8%   192.074  85.70%  204.657  80.4%   491.952  83.5%   563.842   73.2%   608.797    69.6%
   Gross Plant, Property
    & Equipment                         0.0%             0.00%            0.0%             0.0%    34.635    4.5%    42.778     4.9%
     Accumulated Depreciation           0.0%             0.00%            0.0%             0.0%    17.556    2.3%    18.017     2.1%
Net Plant, Property
  & Equipment                   6.399   3.0%     5.956   2.70%    7.527   3.0%    11.999   2.0%    17.079    2.2%     24.761    2.8%
Other Assets                    22.24  10.3%    25.996  11.60%   42.399  16.7%    85.309  14.5%    189.55   24.6%    240.992   27.6%
                             -------- ------  -------- ------- -------- ------  -------- ------  -------  ------   --------  ------

TOTAL ASSETS                 $216.457 100.0%  $224.026 100.00% $254.583 100.0%  $589.260 100.0%  $770.471  100.0%   $874.550  100.0%
                             ======== ======  ======== ======= ======== ======  ======== ======  ========  ======   ========  ======



Debt in Current Liabilities    $0.000   0.0%    $0.000   0.00%   $0.000   0.0%    $0.000   0.0%    $0.000    0.0%     $0.000    0.0%
Accounts Payable                6.465   3.0%     7.647   3.40%    0.000   0.0%    298.64  50.7%   321.639   41.7%    333.956   38.2%
Other Current Liabilities       5.145   2.4%     5.404   2.40%    0.000   0.0%     0.000   0.0%         0    0.0%          0    0.0%
                              -------- ------  -------- ------- -------- ------  -------- ------  -------  ------   --------  ------

Total Current Liabilities       11.61   5.4%    13.051   5.80%    0.000   0.0%    298.64  50.7%   321.639   41.7%    333.956   38.2%
Long Term Debt                103.292  47.7%   111.943  50.00%  127.351  50.0%   182.302  30.9%   133.513   17.3%    156.085   17.8%
Other Liabilities              33.738  15.6%    32.097  14.30%   80.084  31.5%    71.356  12.1%   353.641   45.9%    387.736   44.3%
                             -------- ------  -------- ------- -------- ------  -------- ------   -------  ------   --------  ------

TOTAL LIABILITIES              148.64  68.7%   157.091  70.10%  207.435  81.5%   552.298  93.7%   808.793  105.0%    877.777  100.4%

Preferred Stock                 0.000   0.0%     0.000   0.00%    0.000   0.0%     0.000   0.0%     0.000    0.0%      0.000    0.0%
Common Stock                    0.124   0.1%     0.124   0.10%    0.120   0.0%     0.100   0.0%     1.089    0.1%      1.090    0.1%
Capital Surplus                46.853  21.6%    46.123  20.60%   38.609  15.2%    35.613   6.0%    67.042    8.7%     67.105    7.7%
Retained Earnings              20.840   9.6%    20.688   9.20%    8.419   3.3%     1.249   0.2%  (106.453) -13.8%    (71.422)  -8.2%
Less: Treasury Stock            0.000   0.0%     0.000   0.00%    0.000   0.0%     0.000   0.0%     0.000    0.0%      0.000    0.0%
                             -------- ------  -------- ------- -------- ------  -------- ------  -------  ------   --------  ------

TOTAL EQUITY                   67.817   31.3%    66.935  29.90%   47.148  18.5%    36.962   6.3%   (38.322)  -5.0%     (3.227) -0.4%
                             -------- ------  -------- ------- -------- ------  -------- ------  -------  ------   --------  ------

TOTAL LIABILITIES & EQUITY   $216.457  100.0%  $224.026 100.00% $254.583 100.0%  $589.260 100.0%  $770.471  100.0%   $874.550 100.0%
                             ========  =====   ======== ======  ======== ======  ======== ======  ========  ======   ======== ======


NOTES
1)  ALL DATA OBTAINED FROM COMPUSTAT DATABASE UNLESS OTHERWISE NOTED.



                                   SCHEDULE D
                      VARSITY CLUBS OF AMERICA INCORPORATED
                   VALUATION OF CAPITAL STOCK AS OF JULY 1995
                   GUIDELINE PUBLIC COMPANIES - RATIO ANALYSIS



                                           ILEX            FFCI          AVERAGE
                                           ----            ----          -------
LIQUIDITY:
  CURRENT RATIO                            11.27           16.18          13.72
  QUICK RATIO                               4.66           13.36           9.01
  OPERATING CURRENT RATIO                  10.02           14.21          12.12
  OPERATING QUICK RATIO                     3.42           11.39           7.40
  ACCOUNTS REC. TURNOVER (DAYS)            89.94          416.96         253.45
  INVENTORY TURNOVER (DAYS)               343.16          124.02         233.59
  SALES/WORKING CAPITAL                     1.35            0.66           1.00
  SALES/OPER. WORKING CAPITAL               1.54            0.75           1.15
  INTEREST COVERAGE RATIO                   5.19            1.89           3.54

FINANCIAL LEVERAGE:
  DEBT/BVIC                                 0.37            0.60           0.49
  DEBT/MVIC                                 0.23            0.65           0.44
  TOTAL LIABILITIES/TOTAL ASSETS            0.56            0.69           0.62

ASSET UTILIZATION:
  SALES/RECEIVABLES                         4.06            0.88           2.47
  SALES/NET FIXED ASSETS                   21.80           18.08          19.94
  SALES/TOTAL ASSETS                        1.01            0.53           0.77

MARGINS:
  GROSS MARGIN                             49.29%          16.72%         33.00%
  EBITDA                                   15.77%          16.72%         16.24%
  EBTDA                                    13.45%           8.32%         10.89%
  EBIT                                     12.03%          15.87%         13.95%
  OPERATING PRETAX INCOME                   9.71%           7.48%          8.59%
  NON OPERATING INCOME/EXPENSE              1.47%           0.00%          0.73%
  EBT                                      11.18%          11.97%         11.58%
  EXTRAORDINARY ITEMS                       0.00%           0.00%          0.00%
  NET PROFIT                                6.66%           9.80%          8.23%

RETURN ON INVESTMENT:
  EBIT/(BOOK EQUITY + DEBT)                17.16%          10.73%         13.95%
  OP PRETAX/BOOK EQUITY                    21.97%          12.76%         17.36%
  EBIT/TOTAL ASSETS                        12.10%           8.49%         10.29%
  OP PRETAX/TOTAL ASSETS                    9.77%           4.00%          6.88%

4 YEAR COMPOUND ANNUAL GROWTH:
  SALES                                    88.88%         -13.53%         37.68%
  EBITDA                                      NMF         -10.29%        -10.29%
  EBIT                                        NMF          -8.75%         -8.75%
  EBT                                         NMF             NMF
  NET INCOME                                  NMF             NMF



                                   SCHEDULE E
                     VARSITY CLUBS OF AMERICA INCORPORATED
                   VALUATION OF CAPITAL STOCK AS OF JULY 1995
         GUIDELINE PUBLIC COMPANIES - CURRENT MARKET MULTIPLE ANALYSIS

--------------------------------------------------------------------------------
MULTIPLES                                           ILEX    FFCI      AVERAGE
--------------------------------------------------------------------------------

MVIC/REVENUES (1)                                  1.13     1.38        1.25
MVIC/EBITDA                                        7.13     8.27        7.70
MVIC/EBIT                                          9.35     8.71        9.03
MVIC/(BOOK EQUITY + DEBT)                          1.60     0.93        1.27
MVIC/TOTAL ASSETS                                  1.13     0.74        0.94

PRICE/REVENUES                                     0.81     0.49        0.65
PRICE/EBTDA                                        5.17     2.93        4.05
PRICE/OPERATING PRETAX INCOME                      8.39     6.55        7.47
PRICE/NET INCOME                                  12.24     5.00        8.62
PRICE/BOOK EQUITY                                  1.84     0.84        1.34
PRICE/TOTAL ASSETS                                 0.82     0.26        0.54

(1) MVIC = MARKET VALUE OF INVESTED  CAPITAL
           (MARKET VALUE OF EQUITY PLUS DEBT, CAPITALIZED LEASE OBLIGATIONS AND PREFERRED STOCK)


                            APPRAISER'S CERTIFICATION


I certify that, to the best of my knowledge and belief:

     The statements of fact reported in this report are true and correct.

     I have met with the principals of the subject business being appraised and visited the subject business at its primary location of business.

     The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions. They represent my personal, unbiased professional analyses, opinions and conclusions.

     I have no present or prospective interest in the business that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

     My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the action or occurrence of a subsequent event resulting from the analyses, opinions or conclusions in, or from the use of this report, including an amount which would result in the approval of a loan. Furthermore, future employment prospects were not discussed nor based upon whether or not a loan application (if applicable) is approved.

     No one provided significant professional assistance to the person(s) signing this report.

     The appraiser has acted in an independent capacity. This appraisal assignment was not based upon a requested minimum valuation, a specific valuation, or the approval of a loan.

     The reported analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Principles of Appraisal Practice and the Code of Ethics of the American Society of Appraisers (ASA), the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute, the Uniform Standards of professional Appraisal Practice (USPAP), as promulgated by the Appraisal Standards Board of the Appraisals Foundation, the Office of the Comptroller of the Currency (OCC), the Federal Deposit Insurance
     Corporation (FDIC), the Federal Reserve, the National Credit Union Association (NCUA) and the Resolution Trust Corporation (RTC)


/s/ Wesley E. Romberger
------------------------------------
THE MENTOR GROUP, INC.


                STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS

The analyses and opinions concluded by the The Mentor Group (TMG) and set forth in this financial valuation report are subject to the following assumptions and limiting conditions:

We have no present or contemplated material interest in the business or assets that are the subject of this report.

We have no personal interest or bias with respect to the subject matter of this report or the parties involved.

To the best of our knowledge and belief, the statements of fact contained in this report, upon which the analyses, opinions and conclusions expressed herein are based, are true and correct.

For all initial valuations of business enterprises, TMG has made personal visit to the premises of the business and conducted interviews with management. If the business valuation represents an update of previously conducted valuation, we may not have made a personal visit to the premises of the business.

The fee for this engagement is not contingent upon the values reported.

No investigation of legal fee or title to the business or its assets has been made and the ownership claim to the business and its assets is assumed valid. No consideration has been given to liens or encumbrances which may be in place against the business or assets, except as specifically stated in this report.

All value conclusions are presented as the considered opinion of TMG based on the facts noted with this report. We assume no responsibility for changes in values or market conditions nor for the inability of the owner to locate a purchaser at the estimated value. The value conclusions derived were for the specific purpose set forth herein and may be invalid if used for any other purpose. This is not a fairness or solvency opinion and may not be used out of the context as presented herein nor used to solicit potential buyers.

Client agrees to preserve the confidential format and content of our reports. Our reports and the TMG name are not to be used in whole or in part outside your organization, without our prior written approval, except for review by your auditors, legal counsel, advisors, financial institutions (if the purpose of our appraisal if financing), and by representatives of taxing authorities. We will likewise preserve the confidential nature of information received from you, or developed during this engagement, in accordance with our established professional standards. Client agrees that TMG does not, either by entering into this contract or by performing the services rendered, assume, abridge, abrogate or undertake to discharge any duty of Client to any other person. Unless otherwise stated in writing, TMG may reference the work performed for Client in general public announcements.

All financial statements and other pertinent data relating to the income and expense attributed to the entity have been provided either by management or its representatives and accepted without further verification, except as may be noted in the report. Therefore, to the extent that such information may be found at a latter date to have been inaccurate or misrepresented, we cannot accept liability for the consequences such inaccuracy or misrepresentation may have on our value conclusion or the use of our conclusion in actions taken by our client.

While we accept as correct the information furnished us by others, no guarantee is expressed or implied herein for the validity of such information, whether in written or oral form. In addition, we assume that the information supplied by management and others represented a good faith effort to describe the business or assets. We further assume that, unless indicated otherwise, there is no intention of selling control of or liquidating any material assets other than in the normal course of business.

Neither all nor any part of the contents of this report shall be conveyed to the public through advertising, public relations, news, sales, or other media, without the written consent and approval of TMG.

We assume that the terms of any leases currently in effect will not be altered by any lessor contending that the new financial structure triggers a material change in the financial condition of the Company, unless and to the extent that these assertions are specifically disclosed to TMG.

We assume there are no hidden or unexpected conditions of either the real or personal property utilized by the business enterprise which would materially and adversely affect value.

We express no opinion as to: a) the tax consequences of any transaction which may result; b) the effect of the tax consequences of any net value received or to be received as a result of a transaction; and, c) the possible impact on the market price resulting from any need to effect a transaction to pay taxes.

No opinion is expressed for matters that require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by appraisers. Therefore, this report does not address issues of law, engineering, code conformance, toxic contamination or discharge, the potential presence of hazardous substances, etc., unless specifically identified in the body of the report.

Unless express written notice of noncompliance is delivered and brought to the attention of TMG, we assume that the Company is in compliance with all laws and regulations of any government or agency significant and relevant to its operations.

TMG has no responsibility to update the opinions stated herein for events and circumstances occurring after the date of this letter. Any additional consultation, attendance during any hearings or depositions, testimony, or additional research required in reference to the present engagement beyond the opinions expressed herein, as of the date of this letter, are subject to specific written arrangements between the parties.

The analyses and market value estimate may, in part, be based on estimates and assumptions which are inherently subject to uncertainty and variation, depending on evolving events. However, some assumptions inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our analyses will vary from our estimates, and the variations may be material.

This report may contain prospective financial estimates or opinions that represent the appraiser's view of expectations at a particular point in time, but such information, estimates or opinions are not offered as predictions or as assurances that a particular level of income or profit will be achieved, that events will occur, or that a particular price will be offered or accepted.

Any value estimates provided in the report apply to the overall business enterprise, and any proration of the total into fractional interests will invalidate the value estimate, unless such proration or division of interests has been set forth in the report.

No consideration has been given in this appraisal to the underlying market value of real and personal property, such as furniture, fixtures, machinery and equipment located on the premises, unless otherwise identified in this report.

TMG assumes no responsibility for economic or physical factors which may effect the opinions herein stated which may occur at some date after the date of the appraisal report. Forecasts of future events which influence the valuation process are predicated on the continuation of historic and current trends in the market, as identified in the report.

TMG reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available. We assume no responsibility for any financial reporting judgments which are appropriately those of management. Management accepts the responsibility for any related financial reporting with respect to the assets or properties encompassed by this appraisal.

Any dispute of claim made with respect to this report shall be submitted to resolved in accordance with the rules of the American Arbitration Association for arbitration, and the decision of the Association shall be binding. All appraisal services, pursuant to this report, shall be deemed to be contracted for and rendered in the county of the The Mentor Group office contracted to perform the services, and any arbitration or judicial proceedings shall take place in that county.

With regard to any intangible assets (patents, trademarks, service marks, trade names, copy rights, trade secrets, etc.) either valued separately and distinctly from the business or which may contribute to the value of the business enterprise but not be separately valued as a part of this valuation engagement, TMG expresses no opinion regarding nor shall it have any responsibility in connection with, any of the following matters:

a.       verifying the ownership of the property;

b. determining whether the owner of the property has granted to other parties any licenses, options or security interests therein, or made any commitment to license or assign rights in such property; or whether such property has liens or other encumbrances against it;

c. the validity or enforceability of any patent, copyright registration or trademark (or service mark) registration;

d. whether property identified as a trade secret is, in fact a legally enforceable trade secret, and the scope of protection offered;

e. the scope of patent claims; that is, the range and types of products or processes covered by any patent;

f. whether the inventor(s) identified in any patent is (are) the true inventor(s), and whether all inventors have been named;

g.       the scope of rights in trademarks, service marks or trade names;

h.       the correct authorship of any copyrighted works;

i. whether there has been litigation relating to such intangible assets and the results of any adjudication or settlement of such litigation, particularly with respect to issues of validity, enforceability and scope of protection afforded.

The liability of TMG and its employees and independent contractors is limited to the client only and to the amount of the fee actually received by TMG. There is no accountability, obligation, or liability to any third party. If the appraisal report or any part thereof is disseminated to anyone other than the client, the client shall make such parties aware of all limiting conditions and assumptions affecting the appraisal assignment. Neither the appraisers nor TMG is in any way responsible for any costs incurred to discover or correct any physical, financial, and/or legal deficiencies of any type present in the subject property. In the case of limited partnerships or syndication offerings or stock offerings in real estate, the client agrees that in the event of a lawsuit brought by the lender, a partner or part owner in any form of ownership, a tenant or any other party, the client will indemnify and hold the appraiser(s) and TMG completely harmless in such action with respect to any and all awards or settlements of any type, such as fines, penalties, or financial losses resulting from the actions by tax authorities, including but not limited to the Internal Revenue Service, when such fines, penalties, or losses are not due to fraud or gross negligence on the part of TMG.